May 17, 2006

State Street Bank and Trust Company

Attn: Joseph L. Hooley, Executive Vice President

66 Brooks Drive

Braintree, Massachusetts 02184

Ladies and Gentlemen:

This is to advise you that Artisan Funds, Inc. has established a new series of shares to be known as Artisan Emerging Markets Fund. The series has two classes, an Investor Shares class and an Institutional Shares class. In accordance with the Additional Funds provision in Section 18 of the Custodian Contract dated March 7, 1995, as amended April 27, 2000 and August 6, 2003, between Artisan Funds, Inc. and State Street Bank and Trust Company, Artisan Funds, Inc. hereby requests that you act as Custodian for each class of the new series under the terms of the Custodian Contract.

Please indicate your acceptance of this appointment as Custodian by executing two copies of this Letter Agreement, returning one copy to us and retaining one copy for your records.

ARTISAN FUNDS, INC.

By:	/s/ Lawrence A. Totsky
Lawrence A. Totsky
Chief Financial Officer

Agreed to this 1st day of June, 2006

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Joseph L. Hooley
Name: Joseph L. Hooley
Title: Executive Vice President